Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192216, 333-192218, 333-180547 and 333-178930 on Form S-3 and Registration Statement Nos. 333-187342, 333-159088, 333-168671, 333-172848, 333-178931, 333-150606, 333-143320, 333-138969 and 333-194545 on Form S-8, of our report dated March 13, 2014, relating to the 2013 consolidated financial statements of Hansen Medical, Inc. and its subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

San Francisco, California

March 16, 2015